EXHIBIT 5.1



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June 27, 1996






The Leather Factory, Inc.
3847 East Loop 820 South
Fort Worth, Texas

Gentlemen:

We have acted as special counsel to The Leather Factory, Inc., a Delaware corporation (the "Company'), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, relating to the registration of 1,100,000 shares of Common Stock, par value $.0024 per share (the "Common Stock"), of the Company that may be issued pursuant to the 1995 Director Non-Qualified Stock Option Plan of The Leather Factory, Inc. and the 1995 Stock Option Plan of The Leather Factory, Inc. (collectively, the "Plans").

In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plans and the granting of stock options thereunder; (iii) certificates of certain officers and directors of the Company; (iv) the Plans and the forms of stock option agreements pertaining thereto; and (v) such other documents as we have deemed necessary for the expression for the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that the exercise prices of all stock options that may be granted under the Plans will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.



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Leather Factory, Inc.
June 27, 1996
Page 2

Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that 1,100,000 shares of Common Stock covered by the Registration Statement which may be issued from time to time pursuant to the exercise of options duly granted or which may be duly granted in accordance with the terms for the Plans have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plans and the related option agreements upon the valid exercise of options granted pursuant to the Plans, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are specifically limited to the laws of the United States of America and the corporate laws of the state of Delaware.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,



Haynes and Boone, L.L.P.




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